Exhibit 99.1

LKQ CORPORATION CONTINUES ACQUISITION STRATEGY IN THIRD QUARTER 2010

CHICAGO, Illinois (September 21, 2010) — LKQ Corporation (NASDAQ: LKQX) today announced that it has completed seven acquisition transactions in its third quarter through September 20, 2010. The combined annual revenue for the acquired businesses is approximately $115 million.

Commenting on the acquisitions, Mr. Joseph Holsten, President and Chief Executive Officer of LKQ Corporation, stated, “The environment for acquisitions is very good for LKQ. In addition to the transactions we have completed so far this quarter, we continue to see opportunities for other tuck-in and synergistic businesses.”

The acquisitions improve LKQ’s wholesale aftermarket and recycled parts distribution in a number of markets including Philadelphia and Cincinnati, increase its production capacity for the refinishing of aluminum wheels, and expand its paint distribution in the Boston metropolitan market.

Mr. Holsten commented, “With these acquisitions we gain strategic capacity in the Philadelphia and Cincinnati markets and with additional paint and refinished wheels businesses we continue to expand our portfolio of products so we can better serve our customers in the automotive repair industry. Although approximately 40% of the revenue acquired relates to lower margin scrap aluminum sales, we purchased this business to obtain access to additional cores for our reconditioned wheel operations. LKQ is on pace to complete a record number of deals this quarter. We expect that integration of these acquired businesses will take us through the fourth quarter of this year, and we expect to enjoy the benefits in 2011 and beyond.”

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of aftermarket collision replacement products, recycled products and refurbished collision replacement products such as wheels, bumper covers and lights. LKQ operates from more than 290 facilities offering its customers a broad range of replacement systems, components, and parts to repair automobiles and light, medium and heavy-duty trucks.

Forward Looking Statement

Certain statements in this press release that are not historical are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements generally include expectations, beliefs, hopes, intentions or strategies regarding our future. Forward looking statements are subject to risks, uncertainties and other factors some of which are not currently known to us. These risks include, but are not limited to, our ability to integrate and successfully operate acquired companies and any companies acquired in the future and the risks associated with these companies. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. Some of such risks, uncertainties and other factors are described in our Form 10-K for the period ending December 31, 2009, and are described in other periodic filings with the Securities and Exchange Commission. We assume no obligation to publicly update any forward looking statement to reflect events or circumstances arising after the date on which it was made, except as required by law.

Contact:

Sarah Lewensohn

Director, Investor Relations

312-621-2793

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